Exhibit 99.1

Friday, February 1, 2019

Dear Fellow Shareholders,

The fourth quarter of a company’s performance is something like the final chapter in a book. Now, we can better see the larger narrative of the story and of the year. I’m pleased to share with my fellow stakeholders the positive narrative of your company’s performance in 2018 – including record numbers, by significant margin – for both net income and cash dividends.

Numbers are certainly a good measurement of results. However, a company’s performance is driven in substantial part by something harder to quantify, its culture. I will be sharing your company’s performance by reporting significant numbers in this letter and the attached financial report. In addition I will preview how we are creating a lean but purposeful culture to drive continual performance in 2019 and beyond.

Continual Dividend Growth

Farmers National Banc Corp. has a long and proud history of sharing our financial and operating success with our shareholders. In fact, Farmers National Banc Corp. has paid a dividend for over 35 years and even continued to pay dividends through the 2008 recession. Many shareholders enjoy the quarterly income of our dividend payment and we are dedicated to continuing our practice of returning capital to shareholders through our quarterly cash dividend payment.

Reflecting our dedication, I am extremely pleased with the steady increase over the past three years in our cash dividend. Since 2015, Farmer’s dividend has increased at a compound annual growth rate of 35.7%. During 2018, our company paid a total of $0.30 per share in dividends, which is an increase of 36.4% from 2017. As a result, according to Bloomberg Financial during 2018 we had the 34th highest dividend improvement in the NASDAQ Bank Index, and the 7th best dividend increase for public companies domiciled in the State of Ohio. Farmers’ growing dividend payment reflects the company’s strong financial and operating performance and the Board’s commitment to creating value for our shareholders.

Wealth Management 360 and the Trust Company

Growing fee income through our Wealth Management offerings continues to be a successful focus for your Company. An emphasis on Farmers Private Bankers led to the rebranding of Farmers’ wealth division into what is now Farmers Wealth Management 360. This comprehensive approach to a client’s full range of financial needs allows Private Bankers to grow the banking relationship in all directions with services from Farmers Trust Company, Farmers National Insurance, National Associates, Inc. and Farmers National Investments. When including Private Banking, this approach helped grow the Wealth Management 360 revenue by 13.2% in 2018.

As an important division of Wealth Management, I want to especially highlight the performance of the Farmers Trust Company, which experienced another record year of growth in 2018 despite a challenging equity market environment. Revenues grew by 11% compared to 2017 and to a record level of $7.1 million, as operating earnings grew by 47%. We attribute our success to the quality of our Trust professionals, our strong relationships with our clients and COI’s (Centers of Influence), as well as our commitment to the markets we serve. Farmers Trust is committed to being the premier fiduciary and independent investment manager in our markets.

Culture: Lean and Mean

Farmers has made significant advancements by promoting a culture that is: built on integrity, performance-driven, relationship-based, fully-committed, extremely accountable, and highly collaborative. In addition to those attributes, Senior Management is leading an initiative that is based on the Japanese “Kaizen” model which promotes continuous improvement. The goal of the Kaizen philosophy is to create a workplace where open-minded people come together with energy and vitality giving employees a voice to contribute their thoughts and ideas for improvement in the work-place.

With Kaizen as a foundation, the high performing Farmers Academy class conceived and implemented a new internal program called the Farmers Market where associates can post their ideas that will improve processes, customer experience or culture - all under the philosophy of becoming leaner and better. The program was launched on January 7, 2019 and the response has been enthusiastic as idea submissions are plentiful. Throughout 2019 I will be reporting on some of the ideas and processes that are approved and implemented.

In addition, two Senior Executives recently completed Lean Six Sigma training in Dallas, Texas where they learned to apply lean-thinking strategies to the processes utilized by Financial Institutions. Brian Jackson, Chief Information Officer, and Mike Oberhaus, Chief Risk Officer, will utilize their training to identify potential improvements that gain efficiencies and automate processes where applicable.

Conclusion

Your company’s fourth quarter results and our overall 2018 performance reinforce why Bank Director Magazine, a national publication for financial professionals, recently named Farmers National Bank the 30th top performing bank in America and the number-one top performing bank in all of Ohio based on publicly-traded banks with assets between $1 billion and $5 billion. Looking forward to 2019 and beyond, your leadership team is committed to making the next chapter in your company’s history worthy of all that came before it.

As always, I am open to your calls, letters and emails.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com